Exhibit 10.1

EMPLOYEE WARRANT ISSUANCE AGREEMENT

This Employee Warrant Issuance Agreement (the “Agreement”) dated as of May 10, 2022 by and between Dragon Victory International Limited, an exempted company with limited liability, organized and existing under the laws of the Cayman Islands (the “Company”, and together with and all of its direct or indirect parent companies, subsidiaries, affiliates, and subsidiaries or affiliates of its parent companies, being collectively referred to herein as the “Group”), and Yingjun Zhou (the “Employee,” and together with the Company, the “Parties”, and each a “Party”).

WHEREAS:

A.	The Employee has the professional business expertise and experience to assist the Group in its business operation and is offering his services as a trader to the LSQ Capital Limited, a subsidiary of the Company, pursuant to a certain employment agreement entered into between the Employee and LSQ Capital Limited, on March 2, 2022, attached hereto as Exhibit A (the “Employment Contract”);

B.	The Company intends to further incentivize the Employee’s obligations under and pursuant to the Employment Contract by entering into this written Agreement; and

C.	Each Party agrees that this Agreement reflects their entire understanding and agreement of the terms among the Parties hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, agrees as follows:

1.	EMPLOYEE WARRANTS. As further incentive for the employment services to be rendered by the Employee under and pursuant to the Employment Contract, the Company hereby agrees to issue certain Warrants (as defined below) as soon as practicable after the commencement date of the Employment Contract, subject to review by Nasdaq, as follows:

a.	Warrants to Yingjun Zhou. Those certain warrants (the “Warrants”) in substantially the form attached hereto as Exhibit B, exercisable in whole or in part, to purchase an aggregate of 200,000 ordinary shares, with par value $0.0001 per share (“Ordinary Shares”) of the Company, with each such Warrant expiring five (5) years upon its issuance, at an exercise price that is the lower of (i) US$1.5 per share, and (ii) 88% of the lowest daily volume weighted average price (VWAP) of the Ordinary Share for the 10 trading day period immediately prior to the exercise of each such Warrant;

b.	If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the Ordinary Shares issuable upon exercise of the Warrants referred to in this Agreement, then, in any such event, the numbers and type of such Ordinary Shares referred to in this Agreement shall be equitably adjusted as appropriate to the number and types of such Ordinary Shares that a holder of such number and type of such Ordinary Shares would own or be entitled to receive as a result of such event as if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event;

c.	Subject to compliance with the applicable U.S. securities law, each Warrant shall be transferrable by the holder(s) of such Warrant and the Warrants can be exercised in whole or in part on a cashless basis; and

d.	The Company hereby agrees that, as soon as practicable, and in no event later than sixty (60) days after the execution of the Warrants, the Company shall file with the U.S. Securities and Exchange Commission (the “SEC”) (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”), which Registration Statement shall be on Form F-3, if eligible, registering the resale of the Ordinary Shares issuable upon exercise of the Warrants.

2.	EXPENSES. The Company and the Employee hereby agrees that each Party shall be responsible for their respective expenses in respect of this Agreement.

3.	REPRESENATIONS AND WARRANTS OF THE COMPANY

a.	The Company hereby represents and warrants to the Employee the following:

(i)	The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Each of the Company and the Company’s subsidiaries is duly formed, validly existing and in good standing in the jurisdiction of its organization. Each of the Company and its subsidiaries has all requisite power and authority to carry on its business as it is currently being conducted.

(ii)	The Company has all requisite legal power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Employee, constitutes (or, when executed and delivered in accordance herewith will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and any other similar law affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exception”).

(iii)	The Company shall ensure that it has a sufficient number of duly authorized Ordinary Shares to comply with its obligations to issue the Ordinary Shares issuable upon exercise of the Warrants pursuant to the terms of this Agreement and the Warrants.

b.	The Employee hereby represents and warrants to the Company the following:

(i)	Such Employee has all requisite power and authority to carry on his/her business as is currently being conducted.

(ii)	Such Employee has full power and authority to enter into, execute and deliver this Agreement and to perform his/her obligations under the Employment Contract. The execution and delivery by such Employee of this Agreement and the performance by such Employee of his/her obligations hereunder have been duly authorized by all requisite actions on his/her part.

(iii)	This Agreement has been duly executed and delivered by such Employee and, assuming the due authorization, execution and delivery by the Company, constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of such Employee, enforceable against such Employee in accordance with its terms, subject to the Bankruptcy and Equity Exception and except as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.	NO THIRD-PARTY BENEFICIARIES. A person who is not a Party has no right to enforce any term of this Agreement.

5.	ABSENCE OF WARRANTIES AND REPRESENTATIONS. Each Party hereto acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of any Party contained herein shall survive its signing and delivery.

6.	AMENDMENT. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

7.	ASSIGNMENT. Subject to Paragraph 1(c), neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned, as between the Employee and the Company, without the express written consent of such Employee and the Company. Any purported assignment in violation of the foregoing sentence shall be null and void.

8.	GOVERNING LAW. This Agreement and all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (“New York”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of New York to the rights and duties of the Parties hereunder.

9.	ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any Party with notice to the other Party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Paragraph 9. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in New York. If either Party to the arbitration does not appoint an arbitrator who has consented to participate within the aforementioned 30-day period, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each Party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of the HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing Parties, and any Party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any Party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

10.	VALIDITY. If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Agreement may be modified by the Parties hereto by written amendment to preserve its validity.

11.	NON-DISCLOSURE OF TERMS. The terms of this Agreement shall be kept confidential, and no Party, representative, attorney or family member shall reveal its contents to any third party, except as required by law or as necessary to comply with law or preexisting contractual commitments.

12.	ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties and cannot be altered or amended except by an amendment duly executed by all of the Parties. This Agreement shall be binding upon, and inure to the benefit of, the successors, assigns and personal representatives of the Parties.

13.	EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

THE COMPANY:

Dragon Victory International Limited

By:	/s/ Limin Liu
Name:	Limin Liu
Title:	Chairman & CEO

[Signature Page to EMPLOYEE WARRANT ISSUANCE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

THE EMPLOYEE:

By:	/s/ Yingjun Zhou
Name:	Yingjun Zhou

[Signature Page to EMPLOYEE WARRANT ISSUANCE AGREEMENT]

Exhibit A

Employment Contract

[Exhibit A]

Employment Contract

LSQ Capital Limited

This Employment Contract is entered into on 2/3/2022 between LSQ Capital Limited (hereinafter referred to as “Company”) and Zhou Yingjun (hereinafter referred to as “you” or “Employee”) under the terms and conditions of employment below:

1	Interpretation

1.1	In this contract, save where the context otherwise requires, the following terms shall have the meanings ascribed to them as follows:

“Confidential Information” means any information, technical data, trade secrets, know-how and other information of a similar nature (whether or not originated by the Employee and whether or not reduced to writing or designated as confidential), relating to the Company or any member of the Group or their respective clients or otherwise obtained by the Employee in the course of performing his/her duties hereunder;

“Group” means the Company, its subsidiaries, its holding company and other subsidiaries of the holding company and “member of the Group” shall be construed accordingly.

1.2	In this contract, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate.

1.3	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

2	Appointment

2.1	You will be appointed as Derivative Trader of the Company.

2.2	Your appointment under this contract is conditional on your possession of a valid visa for work in the Company.

2.3	Your official place of work will be Hong Kong. You will, however, work at and/or travel to such places (inside or outside Hong Kong) as the Company may reasonably require from time to time.

3	Duration

3.1	Your employment under this contract shall continue and be binding unless and until terminated in accordance with the provisions herein.

3.2	The first three (3) months of this contract will constitute a probationary period during which the Company reserves the right to terminate your employment by giving no notice.

4	Your Duties

4.1	You shall, during the continuance of this contract:

4.1.1	undertake such duties and exercise such powers as the Company shall from time to time assign to you;

4.1.2	devote such time, attention and skill substantially to the performance of your duties hereunder and faithfully and diligently perform your duties hereunder.

4.2	The directors of the Company reserves the right to vary your assignment and duties from time to time.

4.3	You shall at all times endeavour to promote the interests and reputation of the Company.

4.4	During the term of this contract, you shall not accept any other employment whatsoever from any third party, whether for a remuneration or not, without the prior approval of the Company.

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

5	Working Hours

5.1	The normal working hours of the Company are from 9am to 6pm on Monday to Friday during which one hour may be taken for lunch between 1pm and 2pm.

5.2	You may be required to work such hours outside normal working hours of the Company as the Company considers necessary to meet the needs of the business and you understand and agree that your salary has been set at a level to include these further working hours and therefore you will not be paid for such further hours.

6	Pay and Benefits in Kind

6.1	Your salary will be HKD120,000 per month and will be paid in arrears at the end of the month.

6.2	The Company may cause any payment payable to you hereunder to be paid by any member of the Group.

6.3	If you are not an exempt person as defined under the Hong Kong Mandatory Provident Fund (“MPF”) legislation, you shall participate in Company’s MPF Scheme. Both the Company and you will contribute to the MPF Scheme at the rate specified by relevant legislation.

6.4	You will be enrolled in the medical insurance program undertaken by the Company or the Group from time to time.

7	Annual Leave

7.1	Your annual leave entitlement is currently 20 working days in addition to the normal Public Holidays in Hong Kong.

7.2	Annual leave must be taken at times convenient to the Company and sufficient notice of an intention to take leave must be given to your supervisor.

7.3	Annual leave entitlement unused at the end of the year cannot be carried over into the next year.

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

8	Sick Leave

8.1	In the event of absence on account of sickness or injury you (or someone on your behalf) must inform the Company of the reason of your absence as soon as possible and must do so no later than the end of the working day on which absence first occurs.

8.2	In respect of absence lasting one or more calendar days you must provide the Company with a medical certificate acceptable to the Company certifying that you are advised by the doctor to take such leave in order to be entitled to any paid sick leave.

8.3	You shall be entitled to paid sick leave of up to two (2) days per calendar month or otherwise in accordance with the employment law of Hong Kong.

8.4	There will be no payment in lieu of any unused sick leave entitlement.

9	Notice of Termination

9.1	Subject to clause 3.2 above, the period of notice to be given in writing by the Company or by you to terminate your employment is one (1) month. Your employment may be terminated by the Company, without notice or pay in lieu for serious and willful misconduct or in accordance with clause 12 hereof.

9.2	At the end of your employment for whatever reason you must:

9.2.1	on request resign from any directorship or other offices held by you in the Company or any member of the Group by virtue of your employment and transfer to the Company or as it may direct any shares or other securities held by you as nominee or trustee for the Company or any member of the Group without payment in either case. If you fail to do so within seven days of request, the Company is hereby irrevocably authorized to appoint a person in your name and on your behalf to execute any documents or do any things necessary for such purpose(s) (all of which shall be without prejudice to any claims which you might otherwise have against the Company);

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

9.2.2	immediately deliver up to the Company all correspondence, documents, specifications papers and other property including, without limitation, customer lists, reports, and other materials belonging to or relating to the business of any member of the Group in whatever form (including anything saved in any electronic media) which may be in your possession or under your control.

10	Confidentiality

You shall not (except in the proper performance of your duties hereunder or with the express written consent of the Company) during or after termination of your employment disclose to any person whatsoever any Confidential Information, provided that this prohibition shall not apply to any information which shall have come into the public domain otherwise than by your breach hereof.

11	Company Regulations

You must comply with all rules, regulations, procedures, instructions, and policies of the Company or the Group, as shall apply from time to time, including without limitation, the Staff Handbook (collectively the ‘Regulations’) and all such Regulations shall be read with and shall be deemed to form part of this contract. In the event of any conflict between the Regulations and the provisions of this contract, this contract shall prevail. The Company reserves the right to amend, supplement, withdraw or reissue all Regulations in its sole discretion and you shall be deemed to have agreed to all such amendment, supplement, withdrawal or reissuance of the Regulations upon notice.

12	Dismissal

12.1	The Company can dismiss you without prior notice or pay in lieu (and you will not be entitled to compensation or damages) if you:

12.1.1	commit any act of gross misconduct or gross incompetence or other repudiatory breach of this contract;

12.1.2	without reasonable excuse and after prior written warning, repeat or continue any breach of this contract;

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

12.1.3	commit such misconduct outside work or fall into such disrepute that in the opinion of the Company your continued employment will materially prejudice the interests of the Company or any member of the Group;

12.1.4	are convicted of any criminal offence (other than a road traffic offence for which you are not sentenced to any term of imprisonment);

12.1.5	become bankrupt, apply for or have a receiving order made against you or enter into any voluntary arrangement with your creditors; or

12.1.6	die or become unsound mind or be incapacitated by illness for a continuous period of more than 120 working days.

12.2	Once notice of dismissal or resignation has been given by either side, the Company may at any time and for any period(s) require you to cease performing your job and/or exclude you from entering any premises of the Group.

13	Miscellaneous

13.1	Any notice to be given under this contract must be in writing and must either be delivered by hand or courier or sent by first class pre-paid post (or facsimile if the recipient has a facsimile number). Notices to the Company must be addressed to its registered office or sent to the company secretary’s facsimile number as the case may be. Notices to you must be addressed to your last known home address or sent to your facsimile number (if any) at your last known home address as the case may be. A notice shall be deemed to have been served at the time of delivery if delivered by hand or courier, two clear days after the time of posting if sent by first class pre-paid post, and at the time of completion of transmission by the sender if sent by facsimile.

13.2	No variation to this contract will be of any effect unless it is agreed in writing and signed by or on behalf of all parties.

13.3	If any provision of this contract (wholly or partly) is or becomes illegal, invalid or unenforceable, that shall not affect the legality, validity or enforceability of any other provision of this contract. If any provision of this contract (wholly or partly) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if the provision or some part of the provision was deleted or modified, the provision or part of the provision in question shall apply with such deletions and modifications as may be necessary to make it legal, valid and enforceable.

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

13.4	The validity, construction and performance of this contract shall be governed by the laws of Hong Kong.

13.5	All disputes, claims or proceedings between the parties relating to the validity, construction, performance or termination of this contract shall be subject to the non- exclusive jurisdiction of the Hong Kong courts.

13.6	Termination of this contract shall not affect any provisions which are intended to operate after termination.

13.7	The Company reserves the right and you agree to the deduction of any debts you owe to the Company from your wages to the extent allowed by law.

13.8	This contract sets out the entire agreement and understanding between the parties relating to the matters contemplated hereunder and supersedes all previous agreements (if any and whether in writing or not) between the parties in relation to such matters.

If you agree to the above terms and conditions, please sign and return the duplicate copy of this letter for our retention.

For and On Behalf of:	Confirmed and Agreed by (Employee):
LSQ Capital Limited

/s/ Ni Ming	/s/ Zhou Yingjun
Name: Ni Ming	Name: Zhou Yingjun
Director	HKID/Passport: EH6340664

Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, HONG KONG

TEL: (852) 35652920 Email: info@lsqcapital.com

Exhibit B

Warrants

[Exhibit B]

Warrant No.: 4

Date of Issuance: May 10, 2022 (the “Issuance Date”)

WARRANT TO PURCHASE
ORDINARY SHARES OF

DRAGON VICTORY INTERNATIONAL LIMITED

This Warrant (the “Warrant”) certifies that, for value received, Yingjun Zhou, and/or such entity that such person may designate in accordance with the Employee Warrant Issuance Agreement (as defined below) (collectively being referred to herein as the “Holder”), is entitled to purchase 200,000 ordinary shares, with par value $0.0001 per share (“Ordinary Shares”) of Dragon Victory International Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), on the terms set forth herein.

This Warrant is issued pursuant to an Employee Warrant Issuance Agreement (the “Warrant Agreement”) dated as of May 10, 2022 and entered into among the Company and the Holder. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Warrant Agreement.

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby grants the Holder the right to purchase from the Company up to 200,000 Ordinary Shares of the Company (the “Warrant Shares”) at the Exercise Price (as defined below), subject to adjustment and change as provided herein.

2. Exercise.

(a) Exercise Price. Unless otherwise mutually agreed by the Holder and the Company, and subject to adjustment and change as provided herein, the per share purchase price for the Warrant Shares shall be the lower of (i) US$1.5 per Ordinary Share, and (ii) 88% of the lowest daily volume-weighted average price (“VWAP”) of the Ordinary Share for the 10-Trading-Day period immediately prior to the exercise of the Warrants (the “Exercise Price”).

For the purpose of this Warrant, “Trading Day” shall mean any day on which the primary market on which the Company’s Ordinary Shares are listed is open for trading. “Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in the Cayman Islands, the People’s Republic of China (the “PRC” or “China,” which for the purpose of this Warrant shall exclude Hong Kong, Macau SAR and Taiwan), Hong Kong or New York are required or authorized by law or executive order to be closed. Notwithstanding any adjustment made in accordance with this Warrant or anything to the contrary in this Warrant, the aggregate Exercise Price shall in no event be less than the aggregate par value of the Warrant Shares at the time of exercise (the “Minimum Consideration”).

(b) Exercise Period. This Warrant is exercisable, in whole or in part, by the Holder on any day during the period (the “Exercise Period”) commencing on the date of the issuance of this Warrant, and ending on the fifth (5th) anniversary date of Issuance Date.

(c) Form of Payment. Subject to Section 2(a), the aggregate Exercise Price for the Warrant Shares may be settled, in part or in whole, no later than the close of business on the tenth (10th) Business Day following the receipt of the Notice of Exercise (as defined below) by the Company from the Holder, by

(i) Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company, and by the payment to the Company, by certified, cashier’s or other check acceptable to the Company or by wire transfer to an account designated by the Company, of an amount equal to the aggregate Exercise Price of the Warrant Shares being purchased.

(ii) Cashless (Net Issue) Exercise. In lieu of exercising this Warrant, the Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X =	Y(A-B)
A

Where:

X = the number of the Warrant Shares to be issued to the Holder.

Y = the number of the Warrant Shares purchasable under this Warrant.

A = the fair market value of one Ordinary Share on the date of determination.

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 2(c)(ii), the fair market value of an Ordinary Share is defined as follows:

(i) if the Company’s Ordinary Shares are traded on a securities exchange, the value shall be deemed to be the WVAP quoted for the Ordinary Shares on such exchange for the 10- Trading Day period immediately prior to the Notice of Exercise (defined in Section 2(d)) submitted in connection with the exercise of this Warrant;

(ii) if the Company’s Ordinary Shares are quoted over-the-counter, the value shall be deemed to be the WVAP for the Ordinary Shares for the 10-Trading Day period immediately prior to the Notice of Exercise being submitted in connection with the exercise of the Warrant; or

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

(d) Issuance of Warrant Shares; Acknowledgement. The exercise of this Warrant shall be effected by the delivery of the Warrant, together with a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), to the Company and the payment of the Exercise Price in accordance with Section 2(c). The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date the purchase price for the Warrant Shares is paid to the Company. The Company shall, within three (3) Business Days after its receipt of the executed Notice of Exercise: (i) deliver to the Holder a duly issued share certificate representing the Warrant Shares being acquired, or, provided that the transfer agent of the Company is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of such Holder, credit such aggregate number of Warrant Shares to the Holder’s, or its designees’, balance account with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system, provided the Holder causes its bank or broker to initiate the DWAC transaction, and (ii) deliver to the Holder a certified true copy of the updated register of members of the Company reflecting the Holder’s ownership of the Warrant Shares with the issuance date of the Warrant Shares being the purchase price payment date, provided, however, that the aggregate Exercise Price shall be paid in accordance with Section 2(c).

3. Reservation of Shares. The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance and after payment of the aggregate Exercise Price in accordance with Section 2(c), be duly authorized, validly issued, fully paid and non-assessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof, except as provided under applicable laws, this Warrant and the memorandum and articles of association of the Company then in effect. The Company further covenants and agrees that the Company will, at all times during the Exercise Period, have authorized and reserved a sufficient number of Ordinary Shares to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Warrant. The Exercise Price and/or Warrant shall be subject to adjustment from time to time as follows:

(a) Share Splits, Share Subdivisions. In the event the Company shall at any time, or from time to time, effect a split or subdivision of the outstanding ordinary shares, the Exercise Price of this Warrant shall be proportionally decreased and the number of Ordinary Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any such share split or subdivision of the Ordinary Shares. Conversely, if the Company shall at any time, or from time to time, combine the outstanding ordinary shares into a smaller number of shares, the Exercise Price of this Warrant shall be proportionally increased and the number of ordinary shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any such combination of the ordinary shares. Any adjustment under this paragraph shall become effective at the close of business on the date the share split, subdivision or combination becomes effective.

(b) Dividends or Distributions of Shares or Other Securities or Property. In the event the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) payable in (i) shares or other securities of the Company; or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder upon exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the Ordinary Shares (or such other shares or securities) issuable upon such exercise prior to such date, and without the payment of additional consideration therefor, the shares or other securities of the Company or such other assets to which it would have been entitled upon such date as if it had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional shares or securities available to it as aforesaid during such period giving effect to all adjustments called for by this Section 4.

(c) Reclassification. If the Company, by reclassification of shares or otherwise, shall change any of the shares as to which purchase rights under this Warrant exist into the same or a different number of shares of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of shares as would have been issuable as the result of such change with respect to the shares that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be equitably adjusted, all subject to further adjustment as provided in this Section 4.

(d) Capital Reorganization, Merger or Consolidation. In case of any reorganization of the share capital of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale or transfer of all or substantially all the assets of the Company, then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, during the period specified herein and upon payment in accordance with Section 2(c), the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers of the shares or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment (as determined in good faith by the Company’s board of directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(e) Notice of Adjustment. The Company shall promptly give the Holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5. Transfers of Warrant. This Warrant and all rights and obligations hereunder are transferable and assignable in whole or in part by the Holder (subject to compliance with the applicable securities laws and constitutional documents of the Company).

6. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the event of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the event of any such mutilation upon surrender and cancellation of such Warrant, the Company will execute and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

7. Amendment and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

8. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

9. Notices. Any notice required or permitted pursuant to this Warrant shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the Company or Holder, as applicable, given in accordance with this Section 9). Where such notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as provided above.

If notice to the Company:

Attn: Yang Lin

Address: Suite 1508, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong, China

Email: liny@dvintinc.com

Contact No.: +86 138-6711-4559

If notice to Yingjun Zhou:

Address: 22D YiuSing Mansion, 14 Taikoo Shing Road, Quarry Bay, Hong Kong

Email: zyj2000@gmail.com

Contact No: +852 65484365

10. Headings. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

11. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of State of New York (“New York”) without giving effect to any choice or conflict of law provision or rule thereof.

12. Dispute Resolution.

(a) Any dispute, controversy, difference or claim arising out of or relating to this Warrant, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it (the “Dispute”) shall be submitted to arbitration upon the request of any party with notice to the other party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 12.

(b) There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within the aforementioned 30-day period, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English.

(c) Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of the HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

13. Interpretation. For all purposes of this Warrant, except as otherwise expressly provided, (i) the term “or” is not exclusive, (ii) the terms defined herein and any capitalized terms used herein without definition shall include the plural as well as the singular, (iii) unless otherwise provided for, all references in this Warrant to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Warrant, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Warrant as a whole and not to any particular Section or other subdivision, and (vi) “include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the expression “without limitation”.

14. No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

15. Counterparts. This Warrant may be executed in two or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

16. Severability. If one or more provisions of this Warrant is held to be unenforceable under any applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. Entire Agreement. This Warrant together with the other instruments and agreements referenced herein constitutes the entire agreement between the Parties with respect to the subject matter hereof.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Company caused this Warrant to be executed by a director thereunto duly authorized.

COMPANY:

Dragon Victory International Limited

By:	/s/ Limin Liu
Name:	Limin Liu
Title:	Chairman & CEO

ACCEPTED BY:

Yingjun Zhou

/s/ Yingjun Zhou

[Signature Page to Warrant]

EXHIBIT A

FORM OF NOTICE OF EXERCISE

To:            Dragon Victory International Limited

The undersigned hereby elects to purchase                                     ordinary shares of Dragon Victory International Limited, pursuant to the terms of the attached Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for immediate resale or with a view to distribution of such shares or any part thereof.

WARRANT HOLDER:

Yingjun Zhou

Address: 22D YiuSing Mansion,
14 Taikoo Shing Road, Quarry Bay,
Hong Kong

Date:

Name in which shares should be registered: